Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Six-Month Results
Richmond, VA • November 5, 2013 / PRNEWSWIRE
HIGHLIGHTS
Six Months
Diluted earnings per share of $2.95, up 18%.
Segment operating income of $56 million, down 55%.
Dividend increase announced for the 43rd consecutive year.
Second Quarter
Diluted earnings per share of $0.90.
Segment operating income of $49 million.
Revenues decreased 4% to $651 million.
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the first half of fiscal year 2014, which ended on September 30, 2013, was $83.8 million, or $2.95 per diluted share, compared with $71.1 million, or $2.50 per diluted share for the same period last year. The current year’s results included a gain in the first fiscal quarter of $81.6 million before tax ($53.1 million after tax, or $1.96 per diluted share), which resulted from the favorable outcome of litigation by the Company’s operating subsidiary in Brazil related to previous years’ excise tax credits. Excluding that gain, net income for the six months decreased $40.4 million compared to the same period last year. For the second fiscal quarter ended September 30, 2013, net income of $25.4 million, or $0.90 per diluted share, compared with net income for the prior year’s second quarter of $48.0 million, or $1.68 per diluted share.
Segment operating income, which excludes the gain discussed above, was $55.7 million, a decrease of 55%, for the six-month period and $49.3 million, a decrease of 37%, for the quarter ended September 30, 2013. Those declines resulted from reduced volumes shipped due to the prior year’s significant sales of carryover crop and previously uncommitted inventories, the later timing of shipments for the current year’s larger crops, margin pressures from higher green leaf costs, and increased selling general and administrative costs primarily caused by foreign currency losses compared to gains in the previous fiscal year in severa

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Universal Corporation

l origins. Consolidated revenues decreased by 5% to $1.1 billion for the first half of fiscal year 2014, and by 4% to $650.9 million for the three months ended September 30, 2013, compared to the same periods in the prior year, mostly as a result of the lower volumes, offset in part by higher green leaf prices in most regions.
Mr. Freeman stated, “Our comparative results for the first half of this fiscal year continue to be skewed by large sales of carryover crops and earlier shipment timing in the prior year. Although production of flue-cured and burley tobaccos outside of China is higher this year, our leaf volumes shipped in the first half of the fiscal year were significantly lower than last year’s levels. At the same time, foreign currency remeasurement and exchange losses and continuing margin pressures in Brazil from volatile leaf prices there, have dampened our results. Looking forward, we expect the second half comparisons to normalize with shipment volumes meeting or exceeding those of last year.
“Although we are facing some hurdles, the leaf markets continue to be strong. As the leading global leaf supplier, we work closely with our customers to assure their ongoing requirements for quality, compliant leaf are met around the world. To that end, we are pleased to have recently announced that we have launched a program to expand our leaf production and processing capacity in Mozambique. Similarly, other smaller-scale projects are concurrently in development in several other origins to enhance local processing and leaf services to bring additional value and services to our customers. We expect to incur incremental capital expenditures of approximately $50 million for these projects beyond our normal maintenance spending, but the investments will be spread over a two-year period. We have continued to prudently manage our balance sheet, including recent further reductions in long-term debt, and we are well-positioned to fund projects such as these to enhance our capabilities and offerings. We expect to begin to see the benefits from these projects during fiscal year 2015.
“In addition, our financial strength enables us to continue rewarding our shareholders, as we have done once again, with our 43rd consecutive annual dividend increase announced today.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Six Months
Operating income for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, was $48.2 million for the first half of fiscal year 2014, compared to $113.3 million in the first half of the prior fiscal year, reflecting significant declines in the Other Regions segment, partly offset by improved results for the North America segment. Revenues of $972.0 million were down about 6% compared with the previous year.
Earnings for the Other Regions segment were $37.3 million, a decrease of $71.5 million from last fiscal year’s first half earnings of $108.8 million. The reduction was driven primarily by lower sales volumes in South America and Africa, mainly as a result of the significant drop in carryover shipments in Africa noted last quarter and also in Brazil in the second quarter, along with delayed shipment timing in some origins and margin pressures in South America caused by the rapid increase in green leaf prices there. Those results were partly offset by improved earnings in Asia on stronger volumes. Selling, general, and administrative expenses for the segment were also substantially higher, primarily due to unfavorable net foreign currency remeasurement and exchange comparisons, as current year losses compared to gains in the prior year, mostly in Africa, South America, and Asia. Revenues for this segment were down by about 9% to $826.9 million, reflecting those lower volumes, partly offset by higher average green leaf prices in nearly every origin.
In the North America segment, operating income of $10.9 million increased by $6.4 million for the first half of fiscal year 2014 compared with the previous year on improved sales volumes and lower processing

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Universal Corporation

overheads. The volume increases were partly due to earlier shipment timing in Central America. Revenues for the segment were up by 21% to $145.1 million on those higher volumes.
Second Quarter
In the second quarter of fiscal year 2014, operating income for flue-cured and burley operations decreased by $26.5 million to $51.0 million, compared to the same period last fiscal year. Revenues for the group at $611.6 million were down about 3%, on lower volumes at higher average green leaf prices. Operating income for the Other Regions segment was down by 43% to $42.5 million compared with the prior year. The reduction was heavily influenced by lower volumes and margins in South America largely from fewer sales of previous year’s crops, margin pressures from the rapid increase of green leaf prices, and later timing of shipments of current crops versus the previous year. Results in the Africa region were also affected by reduced volumes in the quarter due to delayed timing of some shipments, customer mix, and fewer carryover crop sales. Those declines were partly mitigated by improved results in Asia, where trading volumes improved, including some earlier shipment timing. Higher selling, general, and administrative expenses for the segment also contributed to the lower earnings in the quarter, reflecting the unfavorable currency remeasurement and exchange comparisons in South America, Africa, and Asia to the same period last year. Revenues for the Other Regions segment declined by 7% to $530.6 million compared with the prior year, mainly as a result of the reduced volumes, partly mitigated by higher overall green leaf costs.
Operating income for the North America segment of $8.5 million was up by $5.0 million, on higher sales, lower processing overheads, a more favorable product mix, and earlier shipment timing in Central America compared with the previous year. Those volume improvements also buoyed second quarter revenues, which increased by 36% to $81.0 million for the segment.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income declined by $1.8 million to $7.5 million for the six months ended September 30, 2013, compared with the same period for the previous fiscal year. Results for the dark tobacco business were lower for the first half of fiscal year 2014, as benefits from stronger carryover sales and a more favorable product mix were outweighed by higher selling, general, and administrative costs from foreign currency remeasurement and exchange losses, primarily in Indonesia. The oriental joint venture similarly faced negative effects from currency devaluation mainly in Turkey, despite higher sales for the six month period ended September 30, 2013. For the second quarter of fiscal year 2014, the segment had an operating loss of $1.7 million, which was a decrease of $2.7 million compared with the prior year, driven by the currency-related losses. Revenues for the Other Tobacco Operations segment were up about 5% to $112.4 million for the first half of fiscal year 2014, primarily attributable to a more favorable product mix in the dark tobacco operations and the timing of shipments of oriental tobaccos into the United States. Revenues for this segment were down for the second quarter of fiscal year 2014 by about 10%, to $39.3 million, mostly related to lower volumes from old crop wrapper compared with the prior year.

OTHER ITEMS:
Cost of goods sold decreased by about 1% to $531.6 million for the second quarter, and to $893.6 million for the first half of fiscal year 2014. The reductions in both periods reflect lower sales volumes, offset in part by higher green leaf costs. Selling, general, and administrative costs increased by $26.6 million and by $9.2 million in the first half and second quarter of fiscal year 2014, respectively. In both periods, the increases were chiefly due to unfavorable comparisons from currency remeasurement and exchange losses amounting to $14.4 million and $9.0 million for the first half and second fiscal quarter, mainly in Asia, Africa,

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Universal Corporation

and South America, compared with gains of $9.9 million and $2.8 million in the first half and second fiscal quarter of the prior year.
The consolidated effective income tax rates for the quarter and six months ended September 30, 2013, were approximately 29% and 33%, respectively, while the comparable rates for the quarter and six months ended September 30, 2012, were approximately 28% and 30%. The rates for all periods were lower than the 35% federal statutory rate because of changes in exchange rates on deferred income tax assets and liabilities as well as lower effective rates on income from certain foreign subsidiaries.
In the first fiscal quarter of 2014, the Company recorded an $81.6 million gain resulting from the favorable conclusion during the quarter of a longstanding lawsuit challenging the Brazilian government’s denial of the Company’s rights to claim certain excise tax credits generated in previous years. The outcome of the case entitles the Company to the previously denied excise tax credits, as well as additional credits for interest from the dates the tax credits should have been available (approximately $104 million at the September 30, 2013 exchange rate). All avenues of appeal by either party were exhausted, and the Company is now permitted to utilize the total amount of the credits to offset future federal tax obligations for a period of up to five years. The amount of the gain, which is reported in Other Income, reflects the Company’s current estimate of the actual tax credits that are likely to be realized in current and future periods.
On October 15, 2013, the Company repaid at maturity $200 million principal amount of 5.2% medium term notes. Subsequently, the Company entered into a $175 million senior term loan agreement with a group of banks. The loan is unsecured and matures in five years. Loans outstanding under the agreement currently bear interest at LIBOR plus 1.50% (1.6875% on October 28, 2013) and may be prepaid at any time without premium or penalty. The financial covenants under the new term loan agreement are substantially similar to those of the Company’s $450 million senior unsecured committed revolving credit facility, including maintaining a minimum level of tangible net worth and observing limits on debt levels.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
At 5:00 p.m. (Eastern Time) on November 5, 2013, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2014. A taped replay of the call will be available through November 19, 2013, by dialing (855) 859-2056. The confirmation number to access the replay is 92538183.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$650,869	$675,187	$1,084,397	$1,136,578
Costs and expenses
Cost of goods sold	531,557	537,138	893,617	906,499
Selling, general and administrative expenses	68,455	59,275	135,074	108,478
Other income	—	—	(81,619)	—
Restructuring costs	1,308	3,687	1,308	3,687
Operating income	49,549	75,087	136,017	117,914
Equity in pretax earnings (loss) of unconsolidated affiliates	(1,563)	(320)	(34)	1,049
Interest income	143	70	404	227
Interest expense	6,160	5,938	11,466	12,108
Income before income taxes	41,969	68,899	124,921	107,082
Income taxes	12,139	19,613	41,178	32,563
Net income	29,830	49,286	83,743	74,519
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(4,386)	(1,305)	10	(3,413)
Net income attributable to Universal Corporation	25,444	47,981	83,753	71,106
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders	$21,731	$44,268	$76,328	$63,681

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.94	$1.89	$3.28	$2.73
Diluted	$0.90	$1.68	$2.95	$2.50

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$74,631	$115,690	$367,864
Accounts receivable, net	365,777	352,745	401,747
Advances to suppliers, net	62,013	80,946	132,100
Accounts receivable—unconsolidated affiliates	70,175	69,872	555
Inventories—at lower of cost or market:
Tobacco	1,037,320	901,154	623,377
Other	80,651	70,099	57,745
Prepaid income taxes	28,004	16,889	6,245
Deferred income taxes	30,751	43,986	32,127
Other current assets	130,721	72,100	124,213
Total current assets	1,880,043	1,723,481	1,745,973

Property, plant and equipment
Land	17,231	17,098	17,125
Buildings	237,923	230,898	234,694
Machinery and equipment	563,615	548,953	545,478
	818,769	796,949	797,297
Less: accumulated depreciation	(530,038)	(498,470)	(509,829)
	288,731	298,479	287,468
Other assets
Goodwill and other intangibles	99,648	99,145	99,048
Investments in unconsolidated affiliates	99,362	91,024	94,405
Deferred income taxes	28,026	21,808	23,783
Other noncurrent assets	87,748	51,262	55,478
	314,784	263,239	272,714

Total assets	$2,483,558	$2,285,199	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$194,266	$93,646	$105,318
Accounts payable and accrued expenses	222,226	187,957	225,648
Accounts payable—unconsolidated affiliates	8	233	4,739
Customer advances and deposits	92,871	47,809	24,914
Accrued compensation	22,152	23,654	36,694
Income taxes payable	14,694	15,869	14,034
Current portion of long-term obligations	213,750	8,750	211,250
Total current liabilities	759,967	377,918	622,597

Long-term obligations	173,750	387,500	181,250
Pensions and other postretirement benefits	95,098	140,085	135,629
Other long-term liabilities	35,911	86,221	36,838
Deferred income taxes	59,373	45,517	42,184
Total liabilities	1,124,099	1,037,241	1,018,498

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at September 30, 2012 and March 31, 2013)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,215,946 shares issued and outstanding (23,408,445 at September 30, 2012, and 23,343,973 at March 31, 2013)	202,844	197,435	202,579
Retained earnings	959,242	895,107	918,509
Accumulated other comprehensive loss	(42,505)	(81,913)	(75,540)
Total Universal Corporation shareholders' equity	1,332,604	1,223,652	1,258,571
Noncontrolling interests in subsidiaries	26,855	24,306	29,086
Total shareholders' equity	1,359,459	1,247,958	1,287,657

Total liabilities and shareholders' equity	$2,483,558	$2,285,199	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$83,743	$74,519
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	20,034	21,643
Amortization	835	859
Provision for losses on advances and guaranteed loans to suppliers	3,556	4,015
Foreign currency remeasurement loss (gain), net	7,009	(10,395)
Gain on favorable outcome of excise tax case in Brazil	(81,619)	—
Restructuring costs	1,308	3,687
Other, net	2,421	11,547
Changes in operating assets and liabilities, net	(344,433)	(160,643)
Net cash used by operating activities	(307,146)	(54,768)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(19,772)	(19,503)
Proceeds from sale of property, plant and equipment	334	2,232
Net cash used by investing activities	(19,438)	(17,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	85,150	(29,753)
Repayment of long-term obligations	(5,000)	(12,500)
Issuance of common stock	457	493
Repurchase of common stock	(14,145)	—
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(23,272)	(22,846)
Net cash provided (used) by financing activities	33,881	(73,868)

Effect of exchange rate changes on cash	(530)	(102)
Net decrease in cash and cash equivalents	(293,233)	(146,009)
Cash and cash equivalents at beginning of year	367,864	261,699
Cash and cash equivalents at end of period	$74,631	$115,690

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,444	$47,981	$83,753	$71,106
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$21,731	$44,268	$76,328	$63,681

Denominator for basic earnings per share
Weighted average shares outstanding	23,207	23,379	23,262	23,338

Basic earnings per share	$0.94	$1.89	$3.28	$2.73

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$21,731	$44,268	$76,328	$63,681
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,713	7,425	7,425
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$25,444	$47,981	$83,753	$71,106

Denominator for diluted earnings per share
Weighted average shares outstanding	23,207	23,379	23,262	23,338
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,818	4,794	4,815	4,791
Employee share-based awards	311	328	324	317
Denominator for diluted earnings per share	28,336	28,501	28,401	28,446

Diluted earnings per share	$0.90	$1.68	$2.95	$2.50

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2013	2012	2013	2012

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$80,967	$59,370	$145,118	$119,856
Other regions (1)	530,610	571,981	826,870	909,514
Subtotal	611,577	631,351	971,988	1,029,370
Other tobacco operations (2)	39,292	43,836	112,409	107,208
Consolidated sales and other operating revenues	$650,869	$675,187	$1,084,397	$1,136,578

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$8,539	$3,551	$10,894	$4,529
Other regions (1)	42,454	73,935	37,270	108,776
Subtotal	50,993	77,486	48,164	113,305
Other tobacco operations (2)	(1,699)	968	7,508	9,345
Segment operating income	49,294	78,454	55,672	122,650
Deduct: Equity in pretax loss (earnings) of unconsolidated affiliates (3)	1,563	320	34	(1,049)
Restructuring costs (4)	(1,308)	(3,687)	(1,308)	(3,687)
Add: Other income (4)	—	—	81,619	—
Consolidated operating income	$49,549	$75,087	$136,017	$117,914

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but is not included in consolidated operating income.

(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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